Exhibit 10.20.4

CONSENT

UNDER

LOAN AND SECURITY AGREEMENT

This CONSENT under Loan and Security Agreement (this “Consent”) is entered into as of the 31st day of October, 2005, by and among Silicon Valley Bank (“Bank” or “Silicon”) and each of the following named corporations: ACT Teleconferencing, Inc., ACT Teleconferencing Services, Inc., ACT Videoconferencing, Inc., ACT Proximity, Inc., and ACT Research, Inc. (collectively and jointly and severally, the “Borrowers” and separately, a “Borrower”), with ACT Teleconferencing, Inc., whose chief executive office is located at 1526 Cole Boulevard, Suite 300, Golden, CO 80401, acting as the Borrowers’ agent.

RECITALS

A. Bank and Borrowers have entered into that certain Loan and Security Agreement dated as of November 12, 2004 (as the same has been amended and as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrowers for the purposes permitted in the Loan Agreement.

B. Borrowers entered into certain agreements with Dolphin Direct Equity Partners, LP, a Delaware limited partnership (“Dolphin”), providing for the sales of up to $16,000,000 of preferred stock of ACT Teleconferencing, Inc. in two tranches, with the first in the amount of $8,000,000 which has been completed and the second in the remaining amount to be completed through a public rights offering to existing shareholders of ACT Teleconferencing, Inc., with Dolphin funding any shortfall. Pending completion of the second tranche, Dolphin is prepared to lend Borrowers up to $7,200,000 (the “Bridge Loan”) secured by a junior lien on Borrowers’ assets and subordinated to Bank (collectively, the “Transaction”). In connection with this Transaction, Borrowers plan to use of the proceeds of this Bridge Loan to repay the remaining existing Subordinated Debt and the proceeds of the second tranche to repay the Bridge Loan. Borrowers have requested that Bank consent to the Transaction and the payments or prepayments of Subordinated Debt and the borrowing of the Bridge Loan on a secured, subordinated basis before the closing of the second tranche.

C. Borrowers again acknowledge that events of default occurred under the Loan Agreement (collectively, the “Existing Defaults”) and that Borrowers continue to be in default of the Loan Agreement as a result of Borrowers’ previous failure to comply with Section 5.3 (Schedule Section 6, subsections 5, 6 and 8) and Section 5.1 (Schedule Section 5) of the Loan Agreement.

D. Bank has agreed to so consent to the Bridge Loan, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Consent shall have the meanings given to them in the Loan Agreement.

2. Consent. This Consent will serve as Bank’s consent to the Transaction and the payments or prepayments of Subordinated Debt and the borrowing of the Bridge Loan on a secured, subordinated basis before the closing of the second tranche in the Transaction solely for purposes of those Sections of the Loan Agreement which would otherwise conflict with or be violated by the actions contemplated by the Bridge Loan or the Transaction. Bank’s consent shall not limit or impair Bank’s right to demand strict performance of (1) such covenants as set forth in the Loan Agreement after completion of the Transaction; and (2) all other covenants and provisions set forth in the Loan Agreement at all times. Bank’s consent shall be conditioned upon the Bridge Loan being subordinated to Bank on terms satisfactory to Bank in its sole discretion, and the other holders of existing Subordinated Debt which are not repaid with the proceeds of the Bridge Loan also forbearing from acting upon any defaults by Borrowers on such Subordinated Debt and subordinating their collateral to Dolphin in connection with the Bridge Loan.

3. Representations and Warranties. To induce Bank to enter into this Consent, each Borrower hereby represents and warrants to Bank as follows:

3.1 Immediately after giving effect to this Consent (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than the Existing Defaults has occurred and is continuing;

3.2 Borrower has the corporate power and authority to execute and deliver this Consent; and

3.3 The certificate of incorporation, bylaws and other organizational documents of Borrower delivered to Bank on November 12, 2004 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect.

4. Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Consent is not a novation and the terms and conditions of this Consent shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. Nothing in this Consent shall constitute a satisfaction of any of the Obligations. In the event of any conflict or inconsistency between this Consent and the terms of such documents, the terms of this Consent shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

5. Counterparts. This Consent may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Consent shall be deemed effective upon (a) the due execution and delivery to Bank of this Consent by each other party hereto, (b) Borrowers’ payment to Bank of a fee in an amount equal to $2,500, and (c) Bank’s receipt of a Subordination Agreement (substantially in the form of that among the parties hereto and Dolphin executed and delivered on July 15, 2005), duly executed and delivered by Dolphin and Borrowers.

7. Governing Law. This Consent and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		ACT Teleconferencing, Inc.

By:		By:
Name:	TO COME	Name:	Gene Warren
Title:	Relationship Manager	Title:	CEO

BORROWER		BORROWER

ACT Teleconferencing Services, Inc.		ACT Videoconferencing, Inc.

By:		By:
Name:	Gene Warren	Name:	Gene Warren
Title:	CEO	Title:	CEO

BORROWER		BORROWER

ACT Proximity, Inc.		ACT Research, Inc.

By:		By:
Name:	Gene Warren	Name:	Gene Warren
Title:	CEO	Title:	CEO

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